Exhibit 99.1

KBR

601 Jefferson St. • Houston, Texas 77002
Phone 713.753.3011 • Fax 713.753.5353

FOR IMMEDIATE RELEASE                                                              Contact:     Rob Kukla, Jr.

May 6, 2010                                                                                                                 Director, Investor Relations
                                                                                                                                       713-753-5082

                                                                                                                                       Heather Browne

                                                                                                                                       Director, Communications
                                                                                                                                       713-753-3775

KBR to Continue LOGCAP III Work Supporting Army as LOGCAP IV Solicitation is Cancelled

HOUSTON – KBR (NYSE: KBR) today announced that it has been notified by the Army that the company will continue to provide life support services to U.S. bases in Iraq under LOGCAP III. This continuation of KBR’s work results from the Army’s decision to cancel the solicitation of Basic Life Support (BLS) services under LOGCAP IV.

“The decision to continue with KBR on LOGCAP III was based on input from theater commanders, the anticipated cost of the transition and contractor performance. We remain proud of our work and we are humbled to support our troops,” said Mark Williams, President, KBR Infrastructure, Government and Power. “KBR’s success under LOGCAP III is due to the dedication of its employees who work at great sacrifice to themselves and their families. We look forward to our continued work under LOGCAP III and to continuing to provide the Army with high-quality life support services.”

Established by the U.S. Army to fulfill the Department of Defense's global mission during contingency events, LOGCAP provides troops with additional capabilities to rapidly support and augment the logistical requirements of its deployed forces through the use of a civilian contractor. Over the last five years KBR has delivered engineering, logistics, and services support to U.S. Forces in the LOGCAP III area of operations. KBR provides the troops in Iraq, Afghanistan and elsewhere with meals, shelter and other vital services.

Under the LOGCAP III contract, KBR employees have served more than one billion meals, delivered approximately 440 million pounds of mail, produced nearly 23 billion gallons of water, issued more than 8 billion gallons of fuel, hosted more than 170 million patrons at MWR (Morale, Welfare and Recreation) facilities, logged more than 701 million miles transporting supplies and equipment for the military, and laundered 78 million bundles of laundry all in an effort to support U.S. troops as they carry out important and dangerous missions.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, minerals, civil infrastructure, power and industrial markets. For more information, visit www.kbr.com.